UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
          12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
              OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 001-7725

                                COMDISCO, INC.
                                --------------
            (Exact name of registrant as specified in its charter)

                             5600 NORTH RIVER ROAD
                                   SUITE 800
                           ROSEMONT, ILLINOIS 60018
                                (847) 698-3000
                                --------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.10 PAR VALUE
                         -----------------------------
           (Title of each class of securities covered by this Form)

                                      N/A
                                      ---
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

  Approximate number of holders of record as of the certification or notice date: 1

  Pursuant to the requirements of the Securities Exchange Act of 1934, Comdisco, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 11, 2005                       By:  /s/ Robert E. T. Lackey
                                                 -----------------------------
                                            Name:    Robert E. T. Lackey
                                            Title:   Authorized Signatory